Exhibit 23.1

We consent to the use of our report dated March 17, 2011 on the financial statements of Rich Star Development Corporation (a development stage Company) as of December 31, 2010, and 2009 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2010, from May 29, 2009 (inception) to December 31, 2009 and from May 29, 2009 (inception) to December 31, 2010, included herein on the registration statement of Rich Star Development Corporation on Form S-1 (Amendment No.3), and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants
Boca Raton, Florida
March 17, 2011